EXHIBIT K(4)
AGE REVERSAL, INC
JOINDER TO
AMENDMENT NO. 1 TO COMMON STOCK PURCHASE AGREEMENT
     THIS JOINDER (“Joinder”) to Amendment No. 1 to Common Stock Purchase Agreement, dated as of March 30, 2010 (the “Amendment”), is made and entered by the undersigned investor (the “Investor”) as of April 6, 2010.
     WHEREAS, the Investor desires to acquire shares of common stock of Age Reversal, Inc., a Maryland corporation (the “Company”) pursuant to the provisions of that certain Common Stock Purchase Agreement of the Company, dated as of March 5, 2010 (the “Purchase Agreement”), as amended by the Amendment; and
     WHEREAS, the Company requires that, as a condition precedent to acquiring shares of the Company’s common stock pursuant to the Purchase Agreement, the Investor become a party to the Purchase Agreement and the Amendment, and the Investor agrees to do so in accordance with the terms hereof.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees as follows:
1.	Agreement to be Bound. The Investor hereby (a) acknowledges that the Investor has received and reviewed a complete copy of the Purchase Agreement, the Amendment and any other documents or instruments regarding the Company and/or Age Reversal Management, LLC requested by the Investor, and (b) agrees that upon execution of this Joinder, Investor shall become a party to the Amendment and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Purchase Agreement, as amended by the Amendment.

2.	Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of California, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

3.	Facsimile. Delivery of an executed signature page to this Joinder by facsimile shall be as effective as delivery of a manually executed counterpart of this Joinder.

4.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.
[REMAINDER OF PAGE INTENTIONALLY LEFT
BLANK SIGNATURE PAGE FOR INVESTOR FOLLOWS]

     IN WITNESS WHEREOF, the undersigned Investor has caused this Joinder to be duly executed by its authorized signatories as of the date first indicated above.

INVESTOR

John Paul DeJoria Family Trust

Name of Investor

/s/ John Paul DeJoria

Signature of Investor or by Authorized Person
executing for Investor

Printed Name: John Paul DeJoria

Title:	Trustee

Its:

(Printed Name of Authorized Person
and Title for Person executing for Investor)

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